Lazar Levine & Felix LLP

CERTIFIED PUBLIC ACCOUNTANTS & BUSINESS CONSULTANTS

July 17, 2007

United States Securities and Exchange Commission

100 F Street, NE

Washington, DC 20549

Exhibit 16.1

Dear Sir/Madam:

We have read Item 4.01 of the Form 8-K for TeamStaff, Inc., dated July 17, 2007 regarding the recent change of auditors. We agree with the statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Sincerely yours,
/s/Lazar Levine & Felix LLP
LAZAR LEVINE & FELIX LLP

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